Exhibit 10.1
Certain portions of this document have been omitted pursuant to Items 601(b)(10)(vi) of Regulation S-K and, where applicable, have been marked with “[***]”
to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request;
provided, however,that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Second Amendment to Loan and Security Agreement
January 28, 2022
JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Nicholas Rapak
JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: James Greenfield
Email: [***]
JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Robert Nichols

cc:	U.S. Bank National Association, as Collateral Agent, Collateral Administrator and Securities Intermediary
Stone Point Credit Adviser LLC, as Portfolio Manager
Ladies and Gentlemen:
Reference is hereby made to the Loan and Security Agreement, dated as of June 28, 2021 (as amended by the First Amendment dated as of October 15, 2021, the "Agreement"), among SPCC Funding I LLC, as borrower (the "Company"), JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the "Administrative Agent"), Stone Point Credit Adviser LLC, as portfolio manager (the "Portfolio Manager"), JPMorgan Chase Bank, National Association, as lender (in such capacity, the "Lender"), and U.S. Bank National Association, as collateral agent (in such capacity, the "Collateral Agent"), collateral administrator (in such capacity, the "Collateral Administrator") and securities intermediary (in such capacity, the "Securities Intermediary"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.
(A) The Agreement is hereby amended in accordance with Section 10.05 thereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Exhibit A  hereto. Exhibit A hereto constitutes the changed pages of the conformed copy of the Agreement including amendments made pursuant to this Second Amendment to Loan and Security Agreement.

(B) The effectiveness of this Second Amendment to Loan and Security Agreement shall be subject to receipt by the Administrative Agent of the fee specified in Section 4.03(e) of the Loan and Security Agreement.

(C) Except as expressly set forth in the immediately preceding paragraph, the Administrative Agent (in its own capacity and in its capacity as agent of the Lenders) reserves all of its rights, privileges, powers and remedies under the Agreement and the other Loan Documents, as well as under applicable law (whether determined at law or in equity). Except as specifically provided herein, the Agreement shall remain in full force and effect and the execution of this Second Amendment to Loan and Security Agreement shall not operate as a waiver of any violation of, or any right, privilege, power or remedy of any party under, the Agreement or any other Loan Document; all such rights, privileges, powers and remedies are expressly reserved. The Administrative Agent's or any Lender's exercise or failure to exercise any rights, privileges, powers and remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances.
(D) THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(E) This Second Amendment to Loan and Security Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
(F) The individual executing this Second Amendment to Loan and Security Agreement on behalf of the Company hereby certifies to the Administrative Agent that such individual is a duly authorized officer of the Company.
(G) The Collateral Agent, the Collateral Administrator and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, and the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Second Amendment to Loan and Security Agreement and makes no representation with respect thereto. In entering into this Second Amendment to Loan and Security Agreement, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, including their right to be compensated, reimbursed and indemnified in accordance with the terms thereof. The Administrative Agent, by its signature hereto, authorizes and directs the Collateral Agent, the Collateral Administrator and the Securities Intermediary to acknowledge and agree this Second Amendment to Loan and Security Agreement.

Very truly yours,

SPCC FUNDING I LLC, as Company

By:	/s/ Gene Basov
Name: Gene Basov
Title: Chief Financial Officer and Treasurer

The Administrative Agent and the Lender agree to the modifications of the Agreement set forth in this Second Amendment to Loan and Security Agreement above upon satisfaction of the conditions precedent specified above.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	s/ James Greenfield
Name: James Greenfield
Title: Executive Director

Acknowledged and agreed as of the first date set forth above for purposes of the modifications of the Agreement set forth in this Second Amendment to Loan and Security Agreement above:

STONE POINT CREDIT ADVISER LLC, as Portfolio Manager

By:	/s/ Gene Basov
Name: Gene Basov
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Ralph J. Creasia, Jr.
Name: Ralph J. Creasia, Jr.
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By:	/s/ Ralph J. Creasia, Jr.
Name: Ralph J. Creasia, Jr.
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Administrator

By:	/s/ Ralph J. Creasia, Jr.
Name: Ralph J. Creasia, Jr.
Title: Senior Vice President

EXHIBIT A

CHANGED PAGES OF CONFORMED LOAN AND SECURITY AGREEMENT

Execution Version
Conformed through the ~~First~~Second Amendment to Loan and Security Agreement dated as of ~~October~~
~~15~~January 28, ~~2021~~2022

LOAN AND SECURITY AGREEMENT

dated as of

June 28, 2021

Among

SPCC FUNDING I LLC,

as Company

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

STONE POINT CREDIT ADVISER LLC,
as Portfolio Manager

LOAN AND SECURITY AGREEMENT dated as of June 28, 2021 (this "Agreement") among SPCC FUNDING I LLC, as borrower (the "Company"); STONE POINT CREDIT ADVISER LLC (the "Portfolio Manager"); the Lenders party hereto; U.S. BANK NATIONAL ASSOCIATION, in its capacities as collateral agent (in such capacity, the "Collateral Agent"), collateral administrator (in such capacity, the "Collateral Administrator") and securities intermediary (in such capacity, the "Securities Intermediary"); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").
The Portfolio Manager and the Company wish for the Company to acquire and finance certain corporate loans and other corporate debt securities (the "Portfolio Investments"), all on and subject to the terms and conditions set forth herein.
Furthermore, the Company intends to enter into a Loan Sale and Contribution Agreement (the "Sale Agreement"), dated on or about the date hereof, between the Company and Stone Point Credit Corporation (in such capacity, the "Seller"), pursuant to which the Company shall from time to time acquire Portfolio Investments from the Seller.
On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association ("JPMCB") and its respective successors and permitted assigns (together with JPMCB, the "Lenders") have agreed to make ~~advances~~Tranche A Advances and/or Tranche B Advances,  as applicable, to the Company (cumulatively, the "Advances") hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the "Transaction Schedule").
Accordingly, the parties hereto agree as follows:
Certain Defined Terms and Rules of Construction
"Account Control Agreement" means the Securities Account Control Agreement, dated as of June 28, 2021, among the Company, the Administrative Agent, the Collateral Agent and the Securities Intermediary.
"Additional Distribution Date" has the meaning set forth in Section 4.05.
"Adjusted Applicable Margin" means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.
"Administrative Agent" has the meaning set forth in the introductory section of this Agreement.
"Advance Rate" means (i) during Stage 1, 55% and (ii) following Stage 1, 60%. "Advances" has the meaning set forth in the introductory section of this Agreement.
"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company's or the Portfolio Manager's knowledge, threatened against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

which AUD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Sydney interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the AUD Screen Rate as calculated for any purpose under this Agreement is below zero percent, the AUD Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Calculation Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Calculation Period" pursuant to clause (f) of Section 3.02.
"Base Obligor Limitations" has the meaning set forth in Schedule 4.
"Base Rate" means, for any day, (i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to any Euro or GBP denominated Advances, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in the United Kingdom (with respect to Advances denominated in GBP) or the Euro Zone (with respect to Advances denominated in Euros). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again.
"Base Rate Advance" means, on any date of determination, any Advance denominated in any Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).
"Benchmark" means, with respect to Tranche A Advances in each Currency, initially, the applicable Reference Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.02.
"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in a Permitted Non-USD Currency, "Benchmark Replacement" shall mean the alternative set forth in (3) below:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to Tranche A Advances denominated in USD, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the "Benchmark Replacement" shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than 0% per annum, the Benchmark Replacement will be deemed to be 0% per annum for the purposes of this Agreement and the other Loan Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Calculation Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of "Benchmark Replacement," the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Calculation Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Calculation Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of "Benchmark Replacement," the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in its reasonable discretion and in consultation with the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency;

Day" shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day, (iii) with respect to any CAD related provisions herein or the payment, calculation or conversion of amounts denominated in CAD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada and (iv) with respect to any AUD related provisions herein or the payment, calculation or conversion of amounts denominated in AUD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Sydney, Australia.
"CAD" means Canadian dollars.
"Calculation Period" means, with respect to each Tranche, the quarterly period from and including the date on which the first Advance is made with respect of such Tranche hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).
"Calculation Period Start Date" means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in October 2021.
"Canadian Prime Rate" means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) the CDOR Rate, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
"Capital Call Capacity" means, as of any date of determination, an amount equal to the sum of the unfunded capital commitments (as defined in the constituent documents of the Parent) that the Parent is entitled to call from its equity owners that are not defaulting holders (however defined in the constituent documents of the parent and/or each applicable subscription document) in accordance with the constituent documents of the Parent.
"Capital Call Confirmation Package" means, with respect to any Market Value Trigger Event, the following documents, agreements and notices:
(i) a fully executed equity commitment letter executed by the Parent evidencing the commitment to acquire contribution(s) of cash to the Company no later than the date that is twelve (12) Business Days following the date on which the Company receives notice from the Administrative Agent of the occurrence of a Market Value Trigger Event, naming the Administrative Agent as a third party beneficiary thereof and in the form set forth in Exhibit B hereto (with such modifications as are satisfactory to the Administrative Agent in its sole discretion) (an "Equity Commitment Letter");

"CDOR Rate" means, on any day, an annual rate of interest equal to the average rate applicable to CAD Dollar bankers' acceptances for a three-month period that appears on the Reuters Screen CDOR Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (the "CDOR Screen  Rate"); provided that if such CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.
"Change of Control" means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company, (B) Stone Point Credit Adviser LLC or its Affiliates shall cease to be the investment adviser of the Parent or (C) Stone Point Credit Adviser LLC shall cease to be an Affiliate of Stone Point Capital LLC.
"Charges" has the meaning set forth in Section 10.08.
"CME Term SOFR Administrator" means CME Group Benchmark Administration  Limited as administrator of the forward-looking term SOFR (or a successor administrator).

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" has the meaning set forth in Section 8.02(a).
"Collateral Accounts" has the meaning set forth in Section 8.01(a).
"Collateral Administrator" has the meaning set forth in the introductory section of this Agreement.
"Collateral Agent" has the meaning set forth in the introductory section of this Agreement.
"Collateral Principal Amount" means on any date of determination (A) the aggregate principal balance of the Portfolio, including the unfunded balance of any Delayed Funding Term Loan or

Revolving Loan, as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.
"Collection Account" means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
"Commitment Increase Date" means the effective date (which shall be a Business Day) of an increase of the Tranche B Financing Commitments in accordance with Section 2.06 pursuant to a Commitment Increase Request which the Administrative Agent (in its sole discretion) approves in writing (which may be by email).
"Commitment Increase Request" means, on any date during the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Tranche B Financing Commitments pursuant to Section 2.06.
"Company" has the meaning set forth in the introductory section of this Agreement.
"Concentration Limitation Excess" means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Portfolio Manager shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.
"Concentration Limitations" has the meaning set forth in Schedule 4.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
"Credit Risk Party" or "Credit Risk Parties" has the meaning set forth in Article VII.
"Currency" means USD and each Permitted Non-USD Currency.
"Currency Shortfall" has the meaning set forth in Section 4.06(b).
"Custodial Account" means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for business loans; provided, that if the Administrative Agent decides that any such record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in an Eligible State;
(4) in the case of any account which constitutes a "deposit account" under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent;
(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State; and
(6) in all cases by otherwise ensuring that (i) all steps, if any, required under Applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of Collateral Agent and that such Lien shall have been perfected by filing and, to the extent applicable, possession or control, shall have been taken and (ii) to the extent necessary, obtaining a consent from the applicable general partner, managing member, board of directors or any similar governing body authorizing and consenting to the pledge of the Collateral in accordance with the applicable Underlying Instruments.
"Designated Email Notification Address" means SPCCreditOpsAcct@stonepoint.com; provided that, so long as no Event of Default shall have occurred and be continuing and no Market Value Event shall have occurred, the Company may, upon at least five (5) Business Days' written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address.
"Designated Independent Dealer" means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, the Portfolio Manager may, upon at least five (5) Business Days' written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Dealer as the Designated Independent Dealer.
"Dollar Equivalent" means, with respect to any Advance denominated in a Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of such Permitted Non-USD Currency of such Advance using the reciprocal foreign exchange rates obtained as described in clause (y) of the definition of the term Spot Rate.
"Early Opt-in Election" means:
(a) in the case of Tranche A Advances denominated in USD, the occurrence of:
(1) a notification by the Administrative Agent with the consent of the Company to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in U.S. dollars at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.
"Federal Funds Effective Rate" means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
"Financing Commitment" means, with respect to each Lender, the cumulative commitment of such Lender to provide Tranche A Advances and Tranche B Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender's name on the Transaction Schedule.
"Financing Event" has the meaning set forth in the Effective Date Letter.
"First Amendment Effective Date" means October 15, 2021.
"Foreign Lender" means a Lender that is not a U.S. Person.
"GAAP" means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.
"GBP" and "£" mean British Pounds.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Indebtedness" as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, "Indebtedness" shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.
"Indemnified Person" has the meaning specified in Section 5.03.

Unfunded Exposure Account, any Permitted Non-USD Currency Unfunded Exposure Account or any proceeds therefrom.
"Investment" means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.
"IRS" means the United States Internal Revenue Service.

"ISDA Definitions" means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

"JPMCB" has the meaning set forth in the introductory section of this Agreement. "Lender Participant" has the meaning set forth in Section 10.06(c).

"Lenders" has the meaning set forth in the introductory section of this Agreement. "Liabilities" has the meaning set forth in Section 5.03.
"LIBO Rate" means, for each Calculation Period relating to ~~an~~a Tranche A Advance denominated in USD, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for USD deposits. If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate (which shall not be less than zero) at which USD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period. Notwithstanding anything in the foregoing to the contrary, if the LIBO Rate as calculated for any purpose under this Agreement is below zero percent, the LIBO Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.
"LIBO Screen Rate" means, for any day and time, with respect to any Tranche A Advance denominated in USD and for any Calculation Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant Currency for a term of three months as displayed on such day and time on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion)); provided that if the LIBO Screen Rate shall not be available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period available that is shorter than three months and (b) the LIBO Screen Rate that is the shortest period available that is longer than three months, in each case at such time; provided, further, that if the LIBO Screen Rate as so determined would be less than zero percent, such rate shall be deemed to be zero percent for the purposes of this Agreement.

"Lien" means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics' liens and any liens that attach by operation of law.
"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement.
"Loan Documents" means this Agreement, the Sale Agreement, the Account Control Agreement, any Equity Commitment Letter, the Effective Date Letter, the Second Amendment Effective Date Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered by the Company, the Portfolio Manager or their respective Affiliates to or for the benefit of the Administrative Agent or the Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification executed or delivered by the Company, the Portfolio Manager or their respective Affiliates to or for the benefit of the Administrative Agent or the Lenders.
"Margin Stock" has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.
"Market Value" means, on any date of determination, (i) with respect to any Portfolio Investment other than a Non-Traded Portfolio Investment, (a) in the case of a Loan, the average indicative bid-side price (expressed as a percentage) determined by LoanX/Markit Group Limited and (b) in the case of a Bond, a TRACE price (expressed as a percentage) for U.S.$1,000,000 or more executed within the prior two (2) Business Days (or, if the Administrative Agent determines in its sole discretion that such bid-side price or TRACE price is not available or is stale, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner (any such market value determined by the Administrative Agent, an "Alternative MV")) and (ii) with respect to any Non-Traded Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner (each such market value, a "Designated MV"), in each case, expressed as a percentage of par.
So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of Alternative MVs and/or Designated MVs as and to the extent set forth below; provided that the Portfolio Manager provides the executable bid or valuation set forth below no later than 12:00 p.m. New York City time on the Business Day immediately following the related date of determination; provided, further, that with respect to each Portfolio Investment, the Portfolio Manager may not initiate a dispute of the Market Value thereof until the earlier of (x) the date that is six (6) months following the Trade Date of such Portfolio Investment and (y) the date on which the Administrative Agent provides an Alternative MV or a Designated MV with respect to such Portfolio Investment that is at least 5% lower than the Market Value of such Portfolio Investment on the Trade Date of such Portfolio Investment.
If the Portfolio Manager disputes any Designated MV, the Portfolio Manager may, with respect to up to three such Portfolio Investments in each calendar quarter, engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the Administrative Agent; provided that if the Company engages a Nationally Recognized Valuation Provider that provides a range of valuations, then the valuation for the purposes of this clause shall be equal to the mean of the highest and lowest valuations of such range.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company, the Seller or the Portfolio Manager, (b) the ability of the Company, the Seller or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any of the other Loan Documents.
"Material Amendment" means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.
"Maturity Date" means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.
"Maximum Rate" has the meaning set forth in Section 10.08.
"Mezzanine Obligation" means a Portfolio Investment which is unsecured, subordinated debt of the obligor.
"Minimum Funding Amount" means, with respect to the Financing Commitment, on any date of determination, the amount set forth in the table below; provided that, on and after any Commitment Increase Date, the Minimum Funding Amount shall be the amount set forth in the last row below (after giving effect to any prior Commitment Increase Request) plus (i) during the period commencing on such Commitment Increase Date and ending on (but excluding) the date that is three calendar months thereafter, 55% of the increase in the Financing Commitment resulting from the Commitment Increase Request, (ii) during the period commencing on the date that is three calendar months after such Commitment Increase Date and ending on (but excluding) the date that is six calendar months thereafter, 65% of the increase in the Financing Commitment resulting from the Commitment Increase Request and (iii) thereafter, 80% of the increase in the Financing Commitment resulting from the Commitment Increase Request:
Period Start Date	Period End Date	Minimum Funding Amount (% of Financing Commitment)
Effective Date	September 27, 2021	40
September 28, 2021	March 27, 2022	55
March 28, 2022	June 27, 2022	65

payment of principal or interest due thereunder, (B) a breach of any financial covenant applicable thereto, (C) a bankruptcy or insolvency event thereunder, (D) a failure to perfect or maintain the perfection of any security interest or lien granted thereunder with respect to a material portion of the collateral thereunder or (E) a change of control event thereunder; (ii) any acceleration of indebtedness under a Portfolio Investment in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in such Underlying Instruments) or (iii) any other event or circumstance with respect to a Portfolio Investment or the related obligor that is (in the determination of the Company or the Portfolio Manager taking into account the circumstances at the time that the Company or the Portfolio Manager receives notice of such event or circumstance) material to the credit quality of the Portfolio Investment or the creditworthiness of the related obligor.
"Portfolio Investments" has the meaning set forth in the introductory section of this Agreement.
"Portfolio Manager" has the meaning set forth in the introductory section of this Agreement.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Principal Collection Account" means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.
"Principal Proceeds" means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account or any Permitted Non-USD Currency Unfunded Exposure Account.

"Priority of Payments" has the meaning set forth in Section 4.05. "Proceeding" has the meaning set forth in Section 10.07(b).
"Purchase" means each acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of a contribution by the Parent to the Company or acquisition of a Participation Interest pursuant to the Sale Agreement.
"Purchase Commitment" has the meaning set forth in Section 1.02(a).
"Ramp-Up Period" means the period from and including the Effective Date to, but excluding, June 28, 2022.
"Reference Rate" means (i) with respect to Tranche A Advances denominated in USD and related calculations, the LIBO Rate, (ii) with respect to Advances denominated in CAD and related calculations, the CDOR Rate, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA, (iv) with respect to Advances denominated in AUD and related calculations, the AUD Screen Rate and (v) with respect to Advances denominated in Euros and related calculations, EURIBOR. The Reference Rate shall be determined by the Administrative Agent (and notified to the

Collateral Agent and the Collateral Administrator), and such determination shall be conclusive absent manifest error.
"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
"Register" has the meaning set forth in Section 3.01(c).
"Reinvestment Period" means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) June 28, 2024, (ii) the date on which a Market Value Event occurs and (iii) the date on which an Event of Default occurs.
"Related Parties" has the meaning set forth in Section 9.01.
"Relevant Governmental Body" means (i) with respect to a Benchmark Replacement in respect of Tranche A Advances denominated in USD, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in any Permitted Non-USD Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
"Request for Advance" has the meaning set forth in Section 2.03(d).
"Required Lenders" means Lenders holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.
"Responsible Officer" means (i) with respect to the Collateral Agent, the Securities Intermediary or the Collateral Administrator, any president, vice president, assistant vice president or other officer within the corporate trust department of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and (ii) with respect to any Person not set forth in clause (i) above, any president, vice president, assistant vice president or other officer within the corporate department of such Person customarily performing functions with respect to corporate matters and, with respect to a particular corporate matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.
"Restricted Payment" means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.
"Reuters" means Thomson Reuters Corp., Refinitiv or any successor thereto.
"Revolving Loan" means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.
"Sale Agreement" has the meaning set forth in the introductory section of this Agreement.
"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.
"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty's Treasury of the United Kingdom or any other relevant sanctions authority.
"Second Amendment Effective Date" means January 28, 2022.
"Second Amendment Effective Date Letter" means the letter agreement, dated as of the  Second Amendment Effective Date, by and between the Company and the Administrative Agent.
"Second Lien Obligation" means a Loan or Bond that (i) is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar obligations) under Applicable Law (other than a Loan or Bond that is second priority to a Permitted Working Capital Lien) and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the Loan or Bond (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans or Bonds, as applicable, of equal or higher seniority secured by the same collateral.
"Secured Obligation" has the meaning set forth in Section 8.02(a).

"Secured Party" has the meaning set forth in Section 8.02(a).
"Securities Intermediary" has the meaning set forth in the introductory section of this Agreement.
"Seller" has the meaning set forth in the introductory section of this Agreement.
"Senior Secured Obligation" means any Loan or Bond that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable Underlying Instruments), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a "Permitted Working Capital Lien") and (2) validly perfected and first priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar obligations) in all other collateral under Applicable Law, and (iii) the Portfolio Manager determines in good faith that the value of the collateral for such Loan or Bond (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans or Bonds, as applicable, of equal or higher seniority secured by a first priority Lien over the same collateral.
"Settlement Date" has the meaning set forth in Section 1.03.
"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator's Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day or, for purposes of CME Term SOFR Administrator and the calculation of the Term SOFR  Reference Rate, the meaning set forth in the definition of Term SOFR Reference Rate.
"SOFR Administrator" means the NYFRB (or a successor administrator of the secured overnight financing rate).
"SOFR Administrator's Website" means the NYFRB's website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
"SONIA" means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such business day published by the SONIA Administrator on the SONIA Administrator’s Website.
"SONIA Administrator" means The Bank of England (or a successor administrator of the Sterling Overnight Index Average).
"SONIA Administrator's Website" means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

~~"Term SOFR" means, for the applicable Corresponding Tenor as of the applicable Reference Time,  the forward looking term rate based on SOFR that has been selected or recommended by  the Relevant Governmental Body.~~
"Term SOFR Notice" means a notification by the Administrative Agent to the Lenders and the Company (with a copy to the Collateral Agent) of the occurrence of a Term SOFR Transition Event.
"Term SOFR Rate" means, for each Calculation Period relating to a Tranche B Advance,  the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to  the commencement of such Calculation Period for rates with a tenor of three months, as such rate is  published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined  would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
"Term SOFR Reference Rate" means, for any day and time (such day, the "Term SOFR  Determination Day"), for each Calculation Period relating to a Tranche B Advance, the rate per annum  determined by the Administrative Agent as the forward-looking term rate based on  the overnight funding  rate ("SOFR"). If by 5:00 pm (Central Standard time) on the fifth (5th) Business Day immediately  following any Term SOFR Determination Day, the "Term SOFR Reference Rate" for the applicable tenor  has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for  such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of  the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME  Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5)  Business Days prior to such Term SOFR Determination Day.
"Term SOFR Transition Event" means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.02 that is not Term SOFR.
"Trade Date" has the meaning set forth in Section 1.03.
"Tranche" means the Tranche A Advances or the Tranche B Advances, as applicable.
"Tranche A Advances" means all Advances made by the Lenders as part of the Tranche  A Financing Commitment upon the terms set forth in this Agreement.
"Tranche A Financing Commitment" means any Tranche A Financing Commitment of  the Lenders set forth in Schedule 1 hereto.
"Tranche B Advances" means all Advances made by the Lenders as part of the Tranche B  Financing Commitment upon the terms set forth in this Agreement.
"Tranche B Financing Commitment" means any Tranche B Financing Commitment of  the Lenders set forth in Schedule 1 hereto.
"Transaction Schedule" has the meaning set forth in the introductory section of this Agreement.
"UCC" means the Uniform Commercial Code in effect in the State of New York.

(x) the Designated Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or
(y) the Designated Independent Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or
(B) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Dealer or (y) the inability, failure or refusal of the Designated Independent Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.
In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company's attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales).
In connection with the sale of any or all Portfolio Investment(s) directed by the Administrative Agent pursuant to this Section 1.04, if (x) the Administrative Agent has not yet entered into an agreement or agreements to sell the Portfolio Investments in an amount sufficient to satisfy the Secured Obligations, (y) JPMCB (or any of its Affiliates) has not yet assigned its Financing Commitments pursuant to Section 10.06 herein and (z) the Company diligently pursued a Market Value Cure, as determined by the Administrative Agent in its sole discretion, then the Administrative Agent, in its sole good faith discretion, subject to the other terms of this Section 1.04, shall consider (but shall be under no obligation to accept) any cash purchase bid or bids submitted by the Portfolio Manager or the Company via an Independent Dealer (and actually received by the Administrative Agent from such Independent Dealer) during the period of three (3) Business Days following the occurrence of the related Market Value Event, if the aggregate amount of such bids is sufficient to repay the Secured Obligations in full on or before the proposed settlement date of any other bid or bids received by the Administrative Agent.
None of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager, any Lender or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent and the Collateral Agent only, any such sale does not violate Applicable Law.
SECTION 1.05. Certain Assumptions relating to Portfolio Investments. (a) For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.
(b) For all purposes hereunder (including, without limitation, Section 3.01(d) and Section 4.07(a)), (i) each Advance made shall be a Tranche A Advance or a Tranche B Advance as  indicated by the Portfolio Manager in the applicable Request for Advance, subject to the availability of  the Trance A Financing Commitment and the Tranche B Financing Commitment, as applicable, and (ii)  each partial prepayment of Advances and/or partial cancellation or termination in full of the Financing  Commitments shall relate to Tranche A Advances and/or the Tranche A Financing Commitment and to  Tranche B Advances and/or the Tranche B Financing Commitment as directed by the Portfolio Manager  in writing. The information set forth in the Register with respect to the Tranche A Advances and the  Tranche B Advances shall be binding absent manifest error.
SECTION 1.06. Currency Equivalents. (a)  Except as set forth in clause (b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Advances denominated in a Permitted Non-USD Currency shall be calculated into the USD equivalent at the Spot Rate in accordance with clause (y) of the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.
(b)Except as provided in Section 4.06(b), for purposes of determining (i) whetherthe amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency, the principal amount of Advances denominated in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the Permitted Non-USD Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency), calculated pursuant to clause (y) of the definition of Spot Rate.
SECTION 1.07. Interest Rates; LIBOR Notification. The interest rate on an Advance denominated in USD or a Permitted Non-USD Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority ("FCA") publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease;

immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or "synthetic") basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-In Election, Section 3.02 provides a mechanism for determining an alternative rate of interest in respect of Tranche A Advances. The Administrative Agent will promptly notify the Company, pursuant to Section 3.02, of any change to the reference rate upon which the interest rate on ~~an~~a Tranche A Advance is based (it being understood that any such change in connection with an Early Opt-in Election shall be subject to the consent of the Company as and to the extent set forth in this Agreement). However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBO Rate" (or any other Reference Rate or definition related thereto, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.02(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.02(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate (or the applicable Reference Rate) or have the same volume or liquidity as did the London interbank offered rate (or the applicable Reference Rate) prior to its discontinuance or unavailability.
SECTION 1.08. Additional Equity Contributions. The Parent may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Company for any purpose, including for the purpose of curing any Default or Event of Default, in connection with a Market Value Cure, satisfying any Borrowing Base Test, enabling the acquisition or sale of any Portfolio Investment or satisfying any conditions under Section 2.04. Each contribution shall either be made (a) in cash, (b) by assignment and contribution of Cash Equivalents and/or (c) by assignment and contribution of a Portfolio Investment that satisfies all of the Eligibility Criteria and the Concentration Limitations and could otherwise have been sold to the Company in compliance with this Agreement.

(7) after giving pro forma effect to such Advance (and any related Purchase) hereunder:
(x) the Borrowing Base Test is satisfied;
(y) the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule; and
(z) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$2,000,000; provided that the amount of the initial Advance on the Effective Date shall be not less than U.S.$100,000,000.
If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.
SECTION 2.05. Commitment Increase Option.
The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Request for an increase in the Tranche B Financing Commitment to up to $~~750,000,000~~500,000,000 (in the aggregate), subject to satisfaction of the following conditions precedent:
(a) each of the Lenders and Administrative Agent (in their sole discretion) approve in writing (which may be by email) such Commitment Increase Request;
(b) no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;
(c) the Borrowing Base Test is satisfied on and as of the Commitment Increase Date;
(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;
(e) no commitment reduction shall have occurred pursuant to Section 4.07(a) due to JPMorgan Chase Bank, National Association ceasing to act as Administrative Agent prior to the Commitment Increase Date;
(f) the Company shall have paid on the Commitment Increase Date to or for the account of the Lenders in accordance with Section 4.06 a fee in an aggregate amount specified in the Effective Date Letter;
(g) any Commitment Increase Request shall be in an amount not less than $50,000,000;
(h) as of the date of the Commitment Increase Request, the aggregate outstanding principal amount of the Tranche B Advances is at least $200,000,000 (or, if any previous Commitment

Increase Date(s) have occurred, at least $200,000,000 plus 80% of the increase in the Tranche B Financing Commitment on each such previous Commitment Increase Date); and
(i) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Effective Date.
For the avoidance of doubt, from and after the Second Amendment Effective Date, no  Tranche A Financing Commitment may be increased in connection with a Commitment Increase Request.
ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE ADVANCES
SECTION 3.01. The Advances.
(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance in the applicable Currency on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the Principal Collection Account (or, in the case of Advances denominated in a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Principal Collection Account) (or, to the extent set forth in the Effective Date Letter, shall make such Advance available as otherwise set forth in the Effective Date Letter). Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow and prepay Advances. The Company may, during the Reinvestment Period, prepay and reborrow Advances in an amount up to (x) the aggregate Financing Commitments of the Lenders on such date minus (y) the Minimum Funding Amount, subject to the terms and conditions set forth herein. Except as set forth in the immediately preceding sentence, once prepaid, Advances may not be reborrowed.
(b) Interest on the Advances. Subject to Section 3.02, all outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to (i) in the case of Tranche A Advances, the applicable Benchmark and (ii) in the case of Tranche B  Advances, the Term SOFR Rate, in each case, for each Calculation Period in effect plus, in each case, the Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default) at a per annum rate equal to (i) in the case of Tranche A Advances, the applicable Benchmark and (ii) in the case of  Tranche B Advances, the Term SOFR Rate, in each case, for each Calculation Period in effect plus, in each case, the Adjusted Applicable Margin; provided further that, for purposes of this Section 3.01(b), if the aggregate amount of outstanding Advances at any time is less than the Minimum Funding Amount, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Funding Amount and the interest rate in respect of the positive difference between the Minimum Funding Amount and the aggregate outstanding amount of the Advances shall be deemed to be the Applicable Margin for Advances set forth on the Transaction Schedule (or, if applicable pursuant to the first proviso above, the Adjusted Applicable Margin). For purposes of the foregoing, the Benchmark for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average, as reasonably calculated by the Administrative Agent, of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in GBP.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable Currency thereof. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the "Register") in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, (3) whether each applicable Advance constitutes a Tranche A  Advance or a Tranche B Advance and ~~(3~~ (4) the amount of any sum received by the Lenders and each Lender's share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.
Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(d) Pro Rata Treatment. Except as otherwise provided herein (including, for the  avoidance of doubt, Section 1.05(b) and Section 4.07(a)), all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.
(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder (in the aggregate or in any applicable Currency), then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended (in the aggregate or with respect to the applicable Currency) until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement (in the aggregate or with respect to the applicable Currency) to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then (I) any outstanding Advances of such Lender (in the aggregate or with respect to such Currency, as applicable) shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law or (II) with respect to any Advance denominated in a Permitted Non-USD Currency, if requested by the Portfolio Manager or the

Company, any outstanding Advances in such Permitted Non-USD Currency shall be converted to an Advance denominated in USD on the date specified by the Administrative Agent at the Spot Rate and shall become denominated and payable in USD and thereafter shall bear interest at the rates applicable to Advances denominated in USD and the Company shall pay all amounts owing in connection therewith, including all interest accrued on the Advances being converted through such date; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to a particular Reference Rate or Term SOFR Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances subject to such Reference Rate or Term SOFR Reference Rate, as  applicable, shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule (or the Adjusted Applicable Margin, if applicable).
(f) Increased Costs.
(i) If any Change in Law shall:
(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(B) impose on any Lender or the London interbank market (or other applicable interest rate market) any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or
(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.
(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Administrative Agent's right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Administrative Agent's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.
(vi) If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above or this clause (f) or (B) defaults in its obligation to make Advances hereunder, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such assignment.
(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.
SECTION 3.02. Interest Rate Unascertainable, Inadequate or Unfair. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.02  (in the case of

Tranche A Advances), if prior to the commencement of any Calculation Period for an Advance:
(i)
the Administrative Agent determines in its commercially reasonable judgment that adequate and reasonable means do not exist for ascertaining a Reference Rate or Term  SOFR Reference Rate (including, without limitation, because such Reference Rate or  Term SOFR Reference Rate is not available or published on a current basis) for the applicable Currency and such Calculation Period; provided that, with respect to any  Reference Rate,  no Benchmark Transition Event shall have occurred at such time; or

(ii)
the Administrative Agent is advised by the Required Lenders that the applicable Reference Rate or Term SOFR Reference Rate for the applicable Currency and such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period;

then the Administrative Agent shall give notice thereof to the Company, the Portfolio Manager, the Collateral Agent, the Collateral Administrator and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company, the Portfolio Manager, the Collateral Agent, the Collateral Administrator and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance denominated in such Currency is requested to be made by the Lenders or is then outstanding, it shall thereupon constitute a Base Rate Advance.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document upon delivery by the Administrative Agent to the Company and the Lenders of the notice referred to in Section 3.02(e) below and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to ~~an~~a Tranche A Advance denominated in USD, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark

Administrative Agent, (B) in connection with a Market Value Cure or (C) on any Business Day without regard to clauses (A) and (B). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to this Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$1,000,000. Prepayments shall be accompanied by accrued and unpaid interest.
(ii) At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the applicable Reference Rate or Term SOFR Reference Rate for the related Calculation Period.
(d) The Company agrees to pay to the Lenders, a commitment fee in accordance with the Priority of Payments which shall accrue at 0.60% per annum (or, during the Ramp-Up Period, the applicable per annum rate specified in the Effective Date Letter) on the average daily unused amount of the Financing Commitment of such Lender (excluding any portion of such unused amount with respect to which interest is being paid pursuant to Section 3.01(b)) during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(e) The Company agrees to pay the Lenders, an upfront fee in an aggregate amount and on the dates set forth in the Second Amendment Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.
(f) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest.
SECTION 4.04. MV Cure Account.
(a) The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders); provided that if the Collateral Agent does not receive such written direction from the Administrative Agent, cash amounts in the Interest MV Cure Account shall remain uninvested. All amounts contributed to the Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.
(b) Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or,

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein;
(f) to make any Permitted Distributions or Permitted Tax Distributions directed pursuant to this Agreement; and
(g) (i) on any Interest Payment Date, to deposit any remaining amounts in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account as Principal Proceeds and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.
Subject to Section 4.06(b), with respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in a Permitted Non-USD Currency, such amounts shall be paid using Interest Proceeds and/or Principal Proceeds denominated in such Currency from the applicable Permitted Non-USD Currency Collection Account.
SECTION 4.06. Payments Generally. (a)  All payments to the Administrative Agent or any Lender that is an Affiliate of the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). All payments made to any other Lender, the Portfolio Manager, the Company, the Securities Intermediary or the Collateral Administrator (in the case of the Securities Intermediary and the Collateral Agent, to the extent such Person is not the Collateral Agent) shall be made to such Person at the account designated by such person in writing to the Collateral Agent. The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders (including the applicable benchmarks) in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made as specified above shall be made as directed in writing to the account designated by the Administrative Agent, the Company or the applicable recipient to the Collateral Agent in writing. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. All interest calculated using the Reference Rate or Term SOFR Reference  Rate, as applicable, hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

                            (b) If, at least four (4) Business Days prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date, the Company does not have a sufficient amount of funds in a Currency on deposit in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid in such applicable Currency on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Currency as required for such payment (a "Currency Shortfall"), then, so long as no Event of Default shall have occurred and is continuing and no Market Value Event has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange) amounts in another Currency in any applicable

Permitted Non-USD Currency Collection Account or Collection Account for the Currency in respect of which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.
(c) At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder. In addition, if Advances denominated in any Permitted Non-USD Currency have been converted to Advances denominated in USD pursuant to Section 3.01(e)(3)(II), the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts held in such Permitted Non-USD Currency Account for USD at the Spot Rate for application hereunder at any time upon not less than two (2) Business Days' prior written notice (including via email) to the Collateral Agent (with a copy to the Company and the Portfolio Manager).
SECTION 4.07. Termination or Reduction of Financing Commitments.
(a) (i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day after the Non-Call Period (or on any other date specified in the Effective Date Letter or on any date after JPMorgan Chase Bank, National Association ceases to act as Administrative Agent), to either (x) terminate the Financing Commitments of both Tranches in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments of either Tranche that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of termination or reduction, as applicable. Each such notice shall be irrevocable and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$1,000,000; and
(ii) Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, prior to December 28, 2023, shall be accompanied by a premium equal to 1% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless JPMorgan Chase Bank, National Association has ceased to act as Administrative Agent).
(b) The Financing Commitments shall be automatically reduced on the date of any prepayment made in accordance with the definition of "Market Value Cure" in an amount equal to the amount of such prepayment; provided that such prepayments shall be allocated to reduction of Tranche A  Advances and Tranche B Advances as directed by the Portfolio Manager in writing.

Default or Market Value Event has occurred and is continuing, any such appointment shall be reasonably acceptable to the Company. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent hereunder and under the Account Control Agreement, and the removed agent shall be discharged from its duties and obligations hereunder (and, if applicable, under the Account Control Agreement). After the removed agent's removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.
Upon the request of the Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder (and under the Account Control Agreement, if applicable). Upon request of any such successor agent, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.
Any corporation or association into which the Collateral Agent, the Securities  Intermediary or the Collateral Administrator may be merged or converted or with which it may be  consolidated, or any corporation or association resulting from any merger, conversion or consolidation to  which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party,  shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator  as applicable hereunder, and shall succeed to all of the rights, powers and duties of the Collateral Agent,  the Securities Intermediary or the Collateral Administrator (as applicable) hereunder without the  execution or filing of any paper or any further act on the part of any of the parties hereto. In addition, any  corporation or association to which the Collateral Agent or the Collateral Administrator transfers all or  substantially all of its corporate trust business shall be the successor of the Collateral Agent and the  Collateral Administrator as applicable hereunder, and shall succeed to all of the rights, powers and duties  of the Collateral Agent and the Collateral Administrator hereunder without the execution or filing of any  paper or any further act on the part of any of the parties hereto.
Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Collateral Administrator, the Securities Intermediary or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.
Each Agent, the Securities Intermediary and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent, the Collateral Administrator or the Securities Intermediary, unless it shall be conclusively determined by a court of

(f) Execution by the Collateral Agent, the Securities Intermediary and the Collateral  Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.
(g) Reports by the Collateral Administrator. The Company hereby appoints U.S. Bank National Association as Collateral Administrator and directs the Collateral Administrator to prepare the reports substantially in the form reasonably agreed by the Company, the Collateral Administrator and the Administrative Agent. The Company, the Portfolio Manager and the Administrative Agent shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Company (or the Portfolio Manager on its behalf) shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investment and reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably required to permit the Collateral Administrator to perform its obligations hereunder. Upon reasonable request by the Collateral Administrator, the Company (or the Portfolio Manager on its behalf) further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder.
(h) Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to determine or calculate any Net Asset Value, the Unfunded Exposure Amount, the Unfunded Exposure Shortfall or any Market Value and shall be entitled to conclusively rely upon such amounts as reported by the Company (or the Portfolio Manager on its behalf) or the Administrative Agent. The Collateral Agent and the Collateral Administrator shall be entitled to conclusively rely upon information provided by the Administrative Agent with respect to the determination of all interest, fees, expenses and other amounts due and payable to the Lenders and the calculation of each Benchmark, Reference Rate, Term SOFR Reference Rate and any Base Rate or Benchmark Replacement.
(i) None of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the LIBO Rate (or any other Benchmark, Term SOFR Reference Rate or Reference Rate including, without limitation, any screen rate for Advances denominated in a Permitted Non-USD Currency), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, Benchmark Replacement Date, or Benchmark Unavailability Period (ii) to select, determine or designate any Base Rate, Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the LIBO Rate (or any other Benchmark, Term SOFR  Reference Rate or Reference Rate including, without limitation, any screen rate for Advances denominated in a Permitted Non-USD Currency), the Base Rate or any Benchmark Replacement, and absence of a designated replacement Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including, without limitation, the

SCHEDULE 1
Transaction Schedule

1. Types of Financing	Available	Financing Limit

Advances	yes	With respect to Tranche A Advances ("Tranche A Financing Limit"):

U.S.$500,000,000.  Notwithstanding anything  in this Agreement to the  contrary, Tranche A  Advances denominated in  Permitted Non-USD  Currencies may not exceed  20% of the Tranche A  Financing Limit and the Tranche B Financing Limit, collectively (and, in  any case, may not exceed  the Tranche A Financing  Limit).

With respect to Tranche B Advances ("Tranche B Financing Limit"):

Prior to a Commitment Increase Date: U.S.$~~500,000,000~~250,000,000; After a Commitment Increase Date, if any, U.S.$~~500,000,000~~250,000,000 plus the principal amount of each increase in the Tranche B Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.$~~750,000,000~~500,000,000 in the aggregate. Notwithstanding anything in this Agreement to the contrary, ~~not more than 20%~~no portion of the Tranche B Financing Limit may be utilized in Permitted Non-USD

Currencies.

Cumulative Tranche A and Tranche B Financing Limit:

Prior to a Commitment  Increase Date:  U.S.$750,000,000; After a  Commitment Increase  Date, if any,  U.S.$750,000,000 plus the  principal amount of each  increase in the Tranche B  Financing Commitment set  forth in the applicable  Commitment Increase  Requests for a cumulative  Tranche A and Tranche B  Financing Limit of up to  U.S.$1,000,000,000 in the  aggregate.

2. Lenders	Financing Commitment

JPMorgan Chase Bank, National Association	With respect to Tranche A Advances ("Tranche A Financing Commitment"):

U.S.$500,000,000.
Notwithstanding anything in this Agreement to  the contrary, Tranche A Advances denominated  in Permitted Non-USD Currencies may not  exceed 20% of the Tranche A Financing  Commitment and the Tranche B Financing  Commitment, collectively (and, in any case, may  not exceed the Tranche A Financing  Commitment).

With respect to Tranche B Advances ("Tranche B Financing Commitment"):

Prior to a Commitment Increase Date: U.S.$~~500,000,000~~250,000,000; After a Commitment Increase Date, if any, U.S.$~~500,000,000~~250,000,000 plus the principal amount of each increase in the Tranche B  Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S.U.S.$~~750,000,000~~500,000,000 in the aggregate, in each case, as reduced from time to time pursuant to Section 4.07. Notwithstanding anything in this Agreement to the contrary, ~~not more than 20%~~no portion of ~~such~~the Tranche B Financing Commitment may be utilized in Permitted Non-USD Currencies

Cumulative Tranche A and Tranche B Financing Commitment:

Prior to a Commitment Increase Date:  U.S.$750,000,000; After a Commitment Increase  Date, if any, U.S.$750,000,000 plus the principal  amount of each increase in the Tranche B  Financing Commitment set forth in the applicable  Commitment Increase Requests for a cumulative  Tranche A and Tranche B Financing Commitment  of up to U.S.$1,000,000,000 in the aggregate.

3. Scheduled Termination Date:	June 28, 2026

4. Interest Rates

Applicable Margin for Advances:	With respect to Tranche A Advances:

With respect to interest based on the Benchmark, 2.45% per annum; provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be 2.5693% per annum (in each case, subject to increase in accordance with Section 3.01(b)).
With respect to interest based on the Base Rate, 2.45% per annum; provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be 2.5693% per annum (in each case, subject to increase in accordance with Section 3.01(b)).

With respect to Tranche B Advances:

With respect to interest based on the Term SOFR  Rate, 2.55% per annum (subject to increase in  accordance with Section 3.01(b)).
With respect to interest based on the Base Rate,  2.55% per annum (subject to increase in  accordance with Section 3.01(b)).

(2) The aggregate amount of the Advance requested hereby is U.S.$[               ].3
(3) The requested Advance shall be allocated as follows;
I.  Tranche A Advance – [[USD][AUD][CAD][EUR][GBP]]
[                    ] aggregate amount
II.  Tranche B Advance – USD [                    ] aggregate amount
(4) ~~(3)~~ [The currency of the proposed Tranche A Advance is [USD][AUD][CAD][EUR][GBP].
(5) ~~(4)~~ The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

]

[(~~3~~4) The Advance is requested to make a Permitted Distribution for the following purpose(s): [__]].
We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.05 of the Agreement have been satisfied or waived as of the [related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and] Advance date[, as applicable].

Very truly yours,

SPCC FUNDING I LLC

By:
Name:
Title:

3 Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the Borrowing Base Test is satisfied.